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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements pertaining to the PRT Group, Inc. Amended and Restated 1996 Stock Incentive Plan (Form S-8 No. 333-44725), pertaining to the PRT Group Inc. 401(k) Plan (Form S-8 No. 333-95247), and pertaining to the PRT Group, Inc. Form S-3 related to the shares of common stock issuable upon conversion of the Series A Senior Participating Redeemable Convertible Preferred Stock and related warrants (Form S-3 No. 333-36468) of our report dated February 3, 2003, with respect to the consolidated financial statements and schedule of enherent Corp. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Dallas
March 21, 2003

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CONSENT OF INDEPENDENT AUDITORS